ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated August 31, 2012

Media Release: August 31, 2012

UBS Announces Redemption of ETRACS Long S&P 500 VIX Futures ETNs and ETRACS Daily Short S&P 500 VIX Futures ETNs

New York, NY (August 31, 2012) – UBS AG announced today that it will redeem all of the outstanding securities in each of the series set forth in the following table (collectively, the “Affected Securities”):

Securities	CUSIP
ETRACS Daily Short 1-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A873
ETRACS Daily Short 2-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A865
ETRACS Daily Short 3-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A857
ETRACS Daily Short 4-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A840
ETRACS Daily Short 5-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A832
ETRACS Daily Short 6-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A824
ETRACS 1-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A204
ETRACS 2-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A303
ETRACS 3-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A402
ETRACS 4-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A501
ETRACS 5-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A600
ETRACS 6-Month S&P 500 VIX Futures ETN due September 6, 2041	90268A709

Terms used but not defined herein shall have the meanings ascribed to such terms in the Affected Securities.

The Call Settlement Date for the Affected Securities shall be September 12, 2012.

With respect to each series of Affected Securities, the Call Settlement Amount will be the Current Principal Amount of such series as of September 7, 2012. UBS AG will pay investors holding Affected Securities as of 5:00 p.m., New York time, on September 12, 2012, the applicable Call Settlement Amount.

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

Exchange Traded Access Securities, ETRACS, are exchange-traded notes (ETNs), an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETNs offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275).

© UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 VIX Short-Term Futures Index,” “S&P 500 VIX 2-Month Futures Index,” “S&P 500 VIX 3-Month Futures Index,” “S&P 500 VIX 4-Month Futures Index,” “S&P 500 VIX Mid-Term Futures Index,” and “S&P 500 VIX 6-Month Futures Index” are trademarks of S&P and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed to S&P. Other marks may be trademarks of their respective owners. All rights reserved.

Media Enquiries

New York:	Megan Stinson	+1 212-713-1302
	Judi Flynn-Echeverria	+ 1 917-902-9726

Notes to Editors

UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. We combine our wealth management, investment banking and asset management businesses with our Swiss operations to deliver superior financial solutions.

UBS is present in all major financial centers worldwide. It has offices in over 50 countries, with about 37% of its employees working in the Americas, 37% in Switzerland, 16% in the rest of Europe and 10% in Asia Pacific. UBS employs about 65,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).

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